UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 15, 2008

CENTER BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	2-81353	52-1273725
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

2455 Morris Avenue, Union, New Jersey	07083
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 862-3683

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction
A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Entry into a Material Definitive Agreement.

On April 15, 2008, Anthony Weagley, the registrant's current chief executive officer, entered into an amended and restated employment agreement. The agreement provides for a term that expires on December 31, 2009, without any renewal. However, if a Change in Control Event (as defined) occurs during the term of the agreement, the agreement will automatically extend for a period of three years after that event. The agreement provides for a salary of $225,000 per year, the issuance of $25,000 of stock on December 31 annually during the term of this Agreement (prorated if Mr. Weagley works less than a full year), participation in the registrant's Achievement Incentive Plan, a car allowance and health and life insurance and benefits under the registrant's 401(k) Plan. In the event that Mr. Weagley is terminated without Cause (as defined) or he terminates with "Good Reason", he will be entitled to receive (a) a lump sum severance payment equal to three (3) times the sum of (i) his annual base salary as in effect immediately prior to the termination, (ii) the largest annual cash bonus he ever receives from the registrant (the "Weagley Largest Bonus"), (iii) the amount recorded on his W-2 (for the calendar year preceding the calendar year in which the termination occurs) that is attributable to fringe benefits provided to him by the registrant, and (iv) the maximum matching contribution that could have been made under the registrant's 401(k) plan if he had remained employed by the registrant for an additional year following the date of termination; (b) a lump sum payment equal to the excess, if any, of (x) the lump sum present value of the benefit that Mr. Weagley would have been entitled to receive under the registrant's tax-qualified defined benefit pension plan (the "Pension Plan") had he continued to be employed by the registrant for an additional three year period following the termination (assuming that he continued during such period to receive a salary equal to the salary in effect on the date of termination and an annual incentive bonus equal to the Weagley Largest Bonus), over (y) the lump sum present value of the benefit that Mr. Weagley is entitled to receive under the Pension Plan as of the date of his termination of employment; (c) in certain circumstances, COBRA coverage for eighteen months; (d) continued life insurance coverage for three years, and (e) acceleration of all unvested stock options. Substantially all of the payments and benefits are conditioned upon Mr. Weagley's execution, delivery and non-revocation of a general release in favor of Center Bancorp and related parties.

On April 15, 2008, the registrant entered into a change in control agreement with Richard Abrahamian, the registrant's new chief financial officer. The agreement will terminate on February 2, 2010 and will not renew thereafter. Notwithstanding the foregoing, if a "Change in Control Event" occurs at any time prior to February 2, 2010, then the term of the change in control agreement shall automatically be extended for a period of one year from the date of such Change in Control Event.

The change in control agreement permits Mr. Abrahamian to resign with "good reason," which is defined to mean a resignation by Mr. Abrahamian within 180 days after the occurrence of a Change in Control Event (as defined). Upon termination of employment by Mr. Abrahamian for good reason with respect to a Change in Control Event that occurs during the term of the agreement or upon termination of Mr. Abrahamian's employment by the registrant without cause (as defined) within one year after a Change in Control Event, Mr. Abrahamian is entitled to: (a) a lump sum severance payment equal to three (3) times the sum of (i) his annual base salary as in effect immediately prior to the termination, (ii) the largest annual cash bonus he ever receives from the registrant (the "Largest Bonus"), (iii) the amount recorded on his W-2 (for the calendar year preceding the calendar year in which the termination occurs) that is attributable to fringe benefits provided to him by the registrant, and (iv) the maximum matching contribution that could have been made under the registrant's 401(k) plan if he had remained employed by the registrant for an additional year following the date of termination; (b) a lump sum payment equal to the excess, if any, of (x) the lump sum present value of the benefit that Mr. Abrahamian would have been entitled to receive under the registrant's Pension Plan had he continued to be employed by the registrant for an additional three year period following the termination (assuming that he continued during such period to receive a salary equal to the salary in effect on the date of termination and an annual incentive bonus equal to the Largest Bonus), over (y) the lump sum present value of the benefit that Mr. Abrahamian is entitled to receive under the Pension Plan as of the date of his termination of employment; (c) in certain circumstances, COBRA coverage for eighteen months; (d) continued life insurance coverage for three years, and (e) acceleration of all unvested stock options. Substantially all of the payments and benefits are conditioned upon Mr. Abrahamian's execution, delivery and non-revocation of a general release in favor of Center Bancorp and related parties.

Certain of the registrant's employment and change in control agreements contain or contained "gross up" provisions which provide for additional payments in the event that any amounts payable or benefits provided to them pursuant to their employment or change in control agreements are subject to certain excise taxes imposed by Section 4999 of the Internal Revenue Code. Mr. Weagley's agreement and Mr. Abrahamian's agreement provide for a reduction in benefits if necessary to assure that the compensation payable thereunder is not subject to such excise taxes.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 Amended and Restated Employment Agreement by and among Anthony C.
Weagley, the registrant and Union Center National Bank.

Exhibit 10.2 Change in Control Agreement by and among A. Richard Abrahamian, the registrant and Union Center National Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTER BANCORP, INC.

By: /s/ Anthony C. Weagley

	Name:	Anthony C. Weagley
	Title:	President & CEO

Dated: April 22, 2008

EXHIBIT INDEX

Exhibit 10.1 Amended and Restated Employment Agreement by and among Anthony C.
Weagley, the registrant and Union Center National Bank.

Exhibit 10.2 Change in Control Agreement by and among A. Richard Abrahamian, the registrant and Union Center National Bank.